Exhibit 99.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

AGREEMENT, effective as of October 4, 2006, by and between Micron Products, Inc., a Massachusetts corporation (the “Company”) with offices at 25 Sawyer Passway, Fitchburg, Massachusetts and James E. Rouse (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee and the Company are parties to a certain five year Employment Agreement (the “Employment Agreement”), dated as of October 5, 2001; and

WHEREAS, the Employee and the Company wish to amend the Employment Agreement to extend the term, as set forth herein, pending completion of a revised employment agreement.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties hereto, and in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows.

1.               Amendment of Employment Agreement. The Employment Agreement is hereby amended by revising Section 1 to read in its entirety as follows:

“1. Employment. The Company agrees to employ Employee, and Employee agrees to be so employed, in the capacity of President of the Company with such additional offices and positions as designated by the Board of Directors from time to time following the commencement date. The term of employment shall commence as of October 5, 2001 and terminate on December 4, 2006.”

2.             Binding Effect. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, permitted assigns and successors (including any successors by merger, consolidation and acquisition of all or a substantial portion of the assets of the Company).

3.             Effect on Employment Agreement . Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

EMPLOYEE	MICRON PRODUCTS, INC.
/s/ James E. Rouse	By: /s/ E.P. Marinos
James E. Rouse	E.P. Marinos
Chairman of the Board of Directors